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                                                       EXHIBIT 99.B6-4
                                                       Servicing Agreement
                                                       With NISC




                   NO TRANSACTION FEE FUND SERVICING AGREEMENT



         This Agreement is made as of March 26, 1997, by and between National Investor Services Corp. ("NISC"), located at 55 Water Street, New York, NY, and Haven Capital Management Trust (the "Fund"), located at P.O. Box 8903 Wilmington, DE 19899-8903.

         WHEREAS, NISC functions as a clearing agent for introducing broker-dealers/correspondents ("participating correspondents") and in such capacity performs traditional operational functions, including execution and clearance of trades and custody of Client-shareholders' funds and securities;

         WHEREAS, NISC or participating correspondents will execute orders for new shares free of transaction charges to the client/shareholders, provided certain minimum purchase amount criteria are met, as same may be modified from time to time ("Program shares");

         WHEREAS, the Fund desires to have NISC perform certain recordkeeping, shareholder communication, and other services;

         NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

         1.       Services

         a. NISC agrees to perform certain services for the Client-shareholders as more particularly set forth below. "Client-shareholders" shall mean those participating correspondent clients who maintain an interest in an omnibus account with the Fund registered in NISC's name for their exclusive benefit and who receive services from NISC under this Agreement.

         b. NISC represents and warrants that it has and will continue at all times (i) to maintain necessary facilities, equipment and personnel to perform its services hereunder and (ii) comply with applicable laws, rules and regulations including the maintenance and preservation of all required records and registrations.




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                                       2



         c. NISC represents and warrants that all Client-shareholders are aware that they are transacting business with NISC and not the Fund, and that they will look only to NISC and not the Fund for resolution of problems or discrepancies in their accounts.

         d. NISC agrees that it will establish with the Fund one or more omnibus accounts registered in NISC's name for the exclusive benefit of its customers who are Client-shareholders in the Fund, and will perform various services for the Client-shareholders in those accounts, including without limitation: establishing and maintaining records of Client-shareholders' accounts; processing purchase and redemption transactions; confirming Client-shareholder transactions; answering routine client inquiries regarding the Fund; providing assistance to Client-shareholders in effecting changes to their dividend options, account designations and addresses; withholding taxes on non-resident alien accounts; disbursing income dividends and capital gains distributions; reinvesting dividends and distributions; preparing and delivering to Client-shareholders, and state and federal authorities including the United States Internal Revenue Service, such information respecting dividends and distributions paid by the Funds as may be required by law, or regulation; withholding on dividends and distributions as may be required by state or Federal authorities from time to time; and such other services as the Fund may reasonably request.

         e. NISC shall maintain all historical Client-shareholder records consistent with requirements of all applicable laws, rules and regulations. Upon request of the Fund, NISC shall provide copies of written communications regarding the Fund to or from such Client-shareholders. NISC shall upon request make available to the Fund such records or communications as may be necessary to determine the number of Client-shareholders in each NISC omnibus account. If, at any time, the Fund determines NISC's practices, procedures or controls to be inadequate, written notice of such inadequacy shall be given to NISC, and NISC shall have fifteen (15) days plus any additional time as provided by the Fund to correct such inadequacy. In the event such inadequacy is not corrected by NISC, the Fund shall have the right to immediately terminate this Agreement. Nothing in this Agreement shall impose upon the Fund the obligation to review NISC's practices, procedures and controls.

         f. The official records of transactions of NISC's omnibus accounts and the number of shares in such accounts shall be as determined by the Fund. NISC shall bear responsibility for any discrepancies between its omnibus accounts and the Client-shareholder accounts and for the maintenance of all records regarding the Client-shareholders, the Client-shareholders' transactions, and the Client-shareholders' interest in the omnibus accounts.

         g. NISC assumes sole responsibility for reconciliation of customer accounts with its omnibus account at the Fund. The Fund agrees to assist NISC with such reconciliation where necessary.

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                                       3


         h. The Fund shall have sole authority and responsibility under this Agreement for countersigning securities of the Fund, monitoring the issuance of securities of the Fund with a view to preventing unauthorized issuance, registering the transfer of securities of the Fund, exchanging or converting securities of the Fund or transferring record ownership of securities of the Fund by bookkeeping entry without physical issuance of securities certificates of the Fund. NISC understands that the Fund does not make available certificates for shares of the Fund.

         2.      Fees

         a. For performance of the services described herein, NISC shall receive a fee (the "Fee") which will be paid quarterly at the annual rate applicable to the average aggregate daily net asset value of shares of the Fund in the accounts for which NISC provides services. Fees are solely for shareholder servicing and other administrative services provided by NISC and do not constitute payment in any manner for investment advisory, distribution, trustee, or custodial services. The terms, conditions and amounts of such payments are set forth in Schedule A to this Agreement.

         b. In computing NISC's fee, one-twelfth of the applicable fee rate set forth in Schedule A shall be applied to the average aggregate daily net asset value of shares of the Fund in accounts for which NISC provides services during the quarter in question. For the quarter in which this Agreement becomes effective or terminates, there shall be an appropriate proration based on the number of days that the Agreement is in effect during the quarter.

         c. Except as otherwise agreed in writing with the Fund with respect to specific expenditures by NISC, NISC shall bear sole responsibility for all costs and expenses of providing services under this Agreement.

         3.      Transaction Charges

         NISC shall not, during the term of this Agreement, assess against, or collect from, Client-shareholders, any transaction fee upon the purchase or redemption of any of the Fund's shares that meet the minimum purchase criteria set forth in this Agreement, except as noted in Section 4 below. Client-shareholder purchases not meeting the criteria as set forth herein may be charged a transaction fee and any such fee shall not be included in service fee invoices presented for payment.

         4.      Short Term Redemptions and Transfers



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                                       4




         a. It is hereby agreed that NISC may apply a redemption fee for any short-term redemption of shares purchased within specified time frames.

         b. NISC reserves the right to apply a fee for the transfer of any fund position purchased within specified time frames.

         c. Any such charges shall be imposed in such manner as to make it clear to the redeeming Client-shareholder that the fee is not being charged by the Fund.

         5.      Relationship of Parties

         a. The relationship between NISC and the Fund shall be that of independent contractors and neither party shall be or represent itself to be an agent, employee, partner or joint venturer of the other, nor shall either party have or represent itself to have any power or authority to act for, bind or commit the other.

         b. The parties acknowledge and agree that the services under this Agreement are recordkeeping, shareholder communication, and related services only and are not the services of an underwriter or a principal underwriter within the meaning of the Securities Act of 1933, as amended, or the 1940 Act. This Agreement does not grant NISC any right to purchase shares as a principal from the Fund, nor does it constitute NISC an agent of the Fund for purposes of selling shares of the Fund to any dealer or to the public. To the extent NISC is involved in the purchase of shares of any fund by Client-shareholders, such involvement will be as agent of such Client-shareholders only.

         6.      Indemnification

         a. NISC shall indemnify and hold harmless the Fund, its directors, officers, employees, and agents (hereinafter "Indemnified Parties") from and against any and all losses, claims, liabilities and expenses (including, but not limited to, reasonable attorney's fees) incurred by any of them and arising as a result of: (i) NISC's dissemination of information regarding the Fund that is materially incorrect and that was not provided to NISC by the Fund, or approved in writing by the Fund, its affiliated persons (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) or agents; or (ii) NISC's willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement, except to the extent the losses are a result of the negligence, willful misconduct, or breach of this Agreement by an Indemnified Party.

         b. The Fund hereby agrees to indemnify NISC against any and all losses, claims, damages and liabilities to which NISC may become subject as a result of any untrue statement of




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a material fact contained in the Fund's prospectus or statement of additional information, as amended or supplemented from time to time, or the omission of a material fact required to be stated therein or necessary to make the statements therein not misleading.

         c. In any event, neither party shall be liable for any special, consequential or incidental damages.

         7.      Information to be Provided

         The Fund shall provide to NISC, prior to the effectiveness of this Agreement, or as soon thereafter as possible, a copy of the current prospectus and statement of additional information. The Fund shall provide NISC with written copies of any amendments to, or changes in such documents as soon as possible after such amendments or changes become available. The Fund shall additionally provide NISC with reasonable supplies of prospectuses upon request. NISC shall provide the Fund with such information about the services and activities of NISC under this agreement as the Fund shall, from time to time, reasonable request.

         8.      Notices

         All notices required under this Agreement must be in writing and delivered either personally or via first class mail. Such notices will be deemed to be received as of the date of actual receipt, or three (3) days after deposit in the United States mail, whichever is earlier.

         All such notices shall be made, if to NISC, to: Thomas F. Quercia, Senior Vice President, 55 Water Street, New York, NY 10041; if to Fund, to P.O. Box 8903 Wilmington, DE 19899-8903.

         9.      Nonexclusivity

         Each party acknowledges that the other may enter into agreements, similar to this one, with other parties, for the performance of services similar to those to be provided under this Agreement.

         10.     Severability

         If any provision of this Agreement should be invalid, illegal or in conflict with any applicable state or federal law or regulation, such law or regulation shall control, to the extent of such conflict, without affecting the remaining provision of this Agreement.




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         11.     Licenses

         NISC represents and warrants that it is a corporation duly organized under the laws of the State of New York and is duly licensed and/or qualified and in good standing as a broker/dealer with the SEC, the NASD and in every state or territory of the United States of America (including the District of Columbia) where such licensing or qualification is required and has the requisite authority to enter into this Agreement and to carry out the services contemplated herein.

         12.     Entire Agreement; Amendment

         This Agreement, including any exhibits attached hereto, constitute the entire agreement between the parties with regard to the subject matter herein. Additionally, these materials supersede any and all agreements, representations and warranties, wither written or oral, made prior to the execution of this Agreement. This Agreement and the exhibits attached hereto may be amended only by a writing signed by both parties.

         13.     Term and Termination

         This Agreement shall become effective as of the date it is accepted by NISC and will continue in effect until terminated in writing upon notification by either party to the other; provided, that NISC shall be entitled to receive all Fees it has earned up to and including the effective date of the termination.

         14.     Assignability

         This Agreement is not assignable by either party without the other party's prior written consent. Any attempted assignment in contravention hereof shall be null and void; provided, however, that NISC may assign its rights and obligations under this Agreement to any affiliate of NISC.

         15.     Governing Law

         This Agreement shall be governed by, and interpreted in accordance with the laws of the State of New York, without reference to conflicts of law provisions thereof.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.




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         NATIONAL INVESTOR SERVICES CORP.

         By: /S/ Thomas F. Quercia
            ------------------------------

         Name: Thomas F. Quercia
              ----------------------------

         Title: Senior Vice President
               ---------------------------

         HAVEN CAPITAL MANAGEMENT

         By: /S/ Colin C. Ferenbach
            ------------------------------

         Name: Colin C. Ferenbach
              ----------------------------

         Title: President
               ---------------------------



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                                   SCHEDULE A


                   NO TRANSACTION FEE FUND SERVICING AGREEMENT

                                  FEE SCHEDULE


Fee payable to National Investor Services Corp. is based on the average aggregate net asset value of the Trust included in this agreement.

----------------------------------------------------------
        NET ASSET VALUE                   Rate
----------------------------------------------------------
     Less than $50,000,000                .0035
----------------------------------------------------------
     Less than $100,000,000               .0030
----------------------------------------------------------
   Greater than $100,000,000              .0025
----------------------------------------------------------